Filed Pursuant to Rule 424(b)(3)

File No. 333-261173

File No. 333-253965

File No. 333-271575

File No. 333-271871

File No. 333-237289

File No. 333-254678

NUVEEN AMT-FREE MUNICIPAL CREDIT INCOME FUND (NYSE: NVG)

NUVEEN MUNICIPAL HIGH INCOME OPPORTUNITY FUND (NYSE: NMZ)

NUVEEN SELECT TAX-FREE INCOME PORTFOLIO (NYSE: NXP)

NUVEEN CALIFORNIA SELECT TAX-FREE INCOME PORTFOLIO (NYSE: NXC)

NUVEEN MUNICIPAL INCOME FUND, INC. (NYSE: NMI)

NUVEEN MUNICIPAL CREDIT OPPORTUNITIES FUND (NYSE: NMCO)

(EACH, A “FUND”)

SUPPLEMENT DATED OCTOBER 24, 2023

TO EACH FUND’S PROSPECTUS AND STATEMENT OF

ADDITIONAL INFORMATION (“SAI”), AS SUPPLEMENTED

Nuveen AMT-Free Municipal Credit Income Fund

Prospectus and SAI dated November 18, 2021, and Prospectus Supplement dated December 17, 2021

Nuveen Municipal High Income Opportunity Fund

Prospectus and SAI dated March 5, 2021

Nuveen Select Tax-Free Income Portfolio

Prospectus and SAI dated June 23, 2023

Nuveen California Select Tax-Free Income Portfolio

Prospectus and SAI dated August 4, 2023

Nuveen Municipal Income Fund, Inc.

Prospectus and SAI dated September 23, 2020

Nuveen Municipal Credit Opportunities Fund

Prospectus Supplement, Prospectus and SAI dated March 24, 2021

The Board of Directors/Trustees (the “Board”) of each Fund approved changes to each such Fund’s distribution policy. Each Fund has a distribution policy to make regular monthly cash distributions to holders of its common shares (stated in terms of a fixed cents per common share dividend distribution rate). Each Fund intends to distribute all or substantially all of its net investment income through its regular monthly distribution and to distribute realized capital gains at least annually. In addition, in any monthly period, to maintain its declared distribution amount, a Fund may distribute more or less than its net investment income during the period. In the event a Fund distributes more than its net investment income during any yearly period, such distributions may also include realized gains and/or a return of capital. If a Fund’s distribution includes anything other than net investment income, the Fund will provide a notice to shareholders of its best estimate of the distribution sources at the time of the distribution. These estimates may not match the final tax characterization (for the full year’s distributions) contained in shareholders’ 1099-DIV forms after the end of the year.

As noted in the description under “Distributions” in each Fund’s Prospectus and SAI, each Fund reserves the right to change its distribution policy and the basis for establishing the rate of its monthly distributions at any time upon notice to shareholders subject to a finding by the Fund’s Board that such change is in the best interests of the Fund and its common shareholders. Accordingly, effective immediately, each such description under “Distributions” in a Fund’s Prospectus, Prospectus Supplement, and SAI, as applicable, is updated to reflect the Board-approved changes to each Fund’s distribution policy, as set forth above.

PLEASE KEEP THIS WITH YOUR

FUND’S PROSPECTUS AND SAI FOR FUTURE REFERENCE

EPR-PROSAI-1023P

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